EXHIBIT 5.1

January 16, 2007

Grupo Simec, S.A.B. de C.V.
Calzada Lázaro Cárdenas No. 601,
Colonia La Nogalera
Guadalajara, Jalisco
C.P. 44440

Re: Grupo Simec, S.A.B. de C.V.
       Registration Statement on Form F-1

Dear Sirs:

We act as Mexican counsel to Grupo Simec, S.A.B. de C.V., a company organized under the laws of Mexico (the "Company"), in connection with the proposed offer and sale of its 60,000,000 (sixty million) common Series B shares, no par value (the "Series B Shares"), and Series B Shares represented by American Depositary Shares (the "ADSs") in, among other jurisdictions, the United States, as described in the Registration Statement on Form F-1 (No. 333-138239) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the "Commission").

In furnishing this opinion, we have reviewed the Registration Statement and have examined such records, representations, documents, certificates, or other instruments, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation (Acta Constitutiva), the amended and restated Bylaws (Estatutos Sociales) of the Company and the resolutions of the meeting of the shareholders of the Company approving the issuance and the sale of the Series B Shares and the Series B Shares underlying the ADSs. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

Upon the basis of such examination, we are of the opinion that:

(i) the Company has been duly incorporated and is validly existing as a corporation under the laws of Mexico; and

(ii) the Series B Shares, including the Series B Shares underlying the ADSs, have been legally issued and when paid, such shares will be fully paid and non-assessable.
The foregoing opinion is limited to the laws of Mexico and we express no opinion as to the laws of any other jurisdiction.

We hereby give our consent to file this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Mijares, Angoitia, Cortés y Fuentes, S.C.
Mijares, Angoitia, Cortés y Fuentes, S.C.